Exhibit (n)(2)

Deloitte.

Deloitte & Touche LLP
555 West 5th Street
Suite 2700
Los Angeles, CA 90013-1010
USA

Tel: +1 213 688 0800
Fax: +1 213 688 0100
www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

BlackRock TCP Capital Corp.
Los Angeles, California

We have audited the consolidated statement of assets and liabilities of BlackRock TCP Capital Corp. (the "Company"), including the consolidated schedules of investments, as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years in the period ended December 31, 2019. We have also audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. Such consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and our reports on the consolidated financial statements and internal control over financial reporting dated February 26, 2020 expressing unqualified opinions are included elsewhere in this Registration Statement. The Senior Securities table is the responsibility of the Company’s management. Our responsibility is to express an opinion on such Senior Securities table in relation to the complete consolidated financial statements.

In our opinion, the information set forth in the Senior Securities table as of December 31, 2019, 2018, 2017, 2016, and 2015 is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
February 28, 2020

SENIOR SECURITIES

Information about our senior securities is shown in the following table as of the end of each fiscal year ended since the Company commenced operations. The senior securities table below has been audited by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ending December 31, 2019, 2018, 2017, 2016 and 2015.

Class and Year	Total Amount Outstanding(5)	Asset Coverage Per Unit(6)	Involuntary Liquidating Preference Per Unit(7)	Average Market Value Per Unit(8)
SVCP Facility(1)
Fiscal Year 2019	$108,498	$ 5,812	$ —	N/A
Fiscal Year 2018	82,000	5,221		N/A
Fiscal Year 2017	57,000	6,513	—	N/A
Fiscal Year 2016	100,500	4,056	—	N/A
Fiscal Year 2015	124,500	3,076	—	N/A
Fiscal Year 2014	70,000	5,356	—	N/A
Fiscal Year 2013	45,000	8,176	—	N/A
Fiscal Year 2012	74,000	7,077	—	N/A
Fiscal Year 2011	29,000	13,803	—	N/A
Fiscal Year 2010	50,000	8,958	—	N/A
Fiscal Year 2009	75,000	5,893	—	N/A
Fiscal Year 2008	34,000	10,525	—	N/A
Fiscal Year 2007	207,000	3,534	—	N/A
Preferred Interests(2)
Fiscal Year 2019	N/A	N/A	N/A	N/A
Fiscal Year 2018	N/A	N/A	N/A	N/A
Fiscal Year 2017	N/A	N/A	N/A	N/A
Fiscal Year 2016	N/A	N/A	N/A	N/A
Fiscal Year 2015	N/A	N/A	N/A	N/A
Fiscal Year 2014	$134,000	$51,592	$20,074	N/A
Fiscal Year 2013	134,000	68,125	20,075	N/A
Fiscal Year 2012	134,000	50,475	20,079	N/A
Fiscal Year 2011	134,000	49,251	20,070	N/A
Fiscal Year 2010	134,000	48,770	20,056	N/A
Fiscal Year 2009	134,000	42,350	20,055	N/A
Fiscal Year 2008	134,000	42,343	20,175	N/A
Fiscal Year 2007	134,000	43,443	20,289	N/A
TCPC Funding Facility(3)
Fiscal Year 2019	$158,000	$ 5,812	$ —	N/A
Fiscal Year 2018	212,000	5,221		N/A
Fiscal Year 2017	175,000	6,513	—	N/A
Fiscal Year 2016	175,000	4,056	—	N/A
Fiscal Year 2015	229,000	3,076	—	N/A
Fiscal Year 2014	125,000	5,356	—	N/A
Fiscal Year 2013	50,000	8,176	—	N/A
SBA Debentures
Fiscal Year 2019	$138,000	$ 5,812	$ —	N/A
Fiscal Year 2018	98,000	5,221		N/A
Fiscal Year 2017	83,000	6,513	—	N/A
Fiscal Year 2016	61,000	4,056	—	N/A
Fiscal Year 2015	42,800	3,076	—	N/A
Fiscal Year 2014	28,000	5,356	—	N/A
2019 Convertible Notes(4)
Fiscal Year 2019	N/A	N/A	N/A	N/A
Fiscal Year 2018	$108,000	$ 2,157	$ —	N/A
Fiscal Year 2017	108,000	2,335		N/A
Fiscal Year 2016	108,000	2,352	—	N/A
Fiscal Year 2015	108,000	2,429	—	N/A
Fiscal Year 2014	108,000	3,617	—	N/A

Class and Year	Total Amount Outstanding(5)	Asset Coverage Per Unit(6)	Preference Per Unit(7)	Average Market Value Per Unit(8)
2022 Convertible Notes
Fiscal Year 2019	$140,000	$ 1,992	$ —	N/A
Fiscal Year 2018	140,000	2,157		N/A
Fiscal Year 2017	140,000	2,335	—	N/A
Fiscal Year 2016	140,000	2,352	—	N/A
2022 Notes
Fiscal Year 2019	$175,000	$ 1,992	$ —	N/A
Fiscal Year 2018	175,000	2,157		N/A
Fiscal Year 2017	175,000	2,335	—	N/A
2024 Notes
Fiscal Year 2019	$200,000	$ 1,992	$ —	N/A

(1)
The Operating Company entered into the SVCP Facility, comprised of a senior secured revolving credit facility, pursuant to which amounts may currently be drawn up to $270.0 million. The SVCP Facility matures May 6, 2023, subject to extension by the lender at our request.

(2)	We repurchased and retired the remaining Preferred Interests on September 3, 2015.
(3)
TCPC Funding entered into the TCPC Funding Facility, pursuant to which amounts may currently be drawn up to $300 million. The TCPC Funding Facility matures on May 31, 2023, subject to extension by the lender at our request.

(4)	The 2019 Convertible Notes matured on December 15, 2019.
(5)	Total amount of each class of senior securities outstanding at the end of the period presented (in 000’s).
(6)
The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by senior securities representing indebtedness. For the SVCP Facility and TCPC Funding Facility, the asset coverage ratio with respect to indebtedness is multiplied by $1,000 to determine the Asset Coverage Per Unit.

(7)
The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(8)	Not applicable because our senior securities are not registered for public trading.